Exhibit 4.1

DESCRIPTION OF OUR COMMON SHARES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

The following description is based on relevant portions of Delaware law and on our Declaration of Trust and bylaws. This summary is not necessarily complete, and we refer you to Delaware law, our Declaration of Trust and our bylaws for a more detailed description of the provisions summarized below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of our Common Shares is attached as an exhibit.

General

The terms of the Declaration of Trust authorize an unlimited number of Common Shares of any class, par value $0.01 per share, of which 53,671,891 shares were outstanding as of March 18, 2026, and an unlimited number of shares of preferred shares, par value $0.01 per share. The Declaration of Trust provides that the Board may classify or reclassify any unissued Common Shares into one or more classes or series of Common Shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends, qualifications, or terms or conditions of redemption of the shares. There is currently no market for our Common Shares, and we can offer no assurances that a market for our shares will develop in the future. We do not intend for the shares offered under this prospectus to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our shares. No shares have been authorized for issuance under any equity compensation plans. Under the terms of our Declaration of Trust, shareholders shall be entitled to the same limited liability extended to shareholders of private Delaware, for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Fund’s assets or the affairs of the Fund by reason of being a shareholder.

None of our shares are subject to further calls or to assessments, sinking fund provisions, obligations of the Fund or potential liabilities associated with ownership of the security (not including investment risks). In addition, except as may be provided by the Board in setting the terms of any class or series of Common Shares, no shareholder shall be entitled to exercise appraisal rights in connection with any transaction.

Outstanding Securities

Title of Class	Amount Authorized	Amount Held by Fund for its Account	Amount Outstanding as of March 18, 2026
Class S	Unlimited	—	110,240
Class D	Unlimited	—	489
Class I	Unlimited	—	53,561,162

Common Shares

Under the terms of our Declaration of Trust, all Common Shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Dividends and distributions may be paid to the holders of our Common Shares if, as and when authorized by our Board and declared by us out of funds legally available therefore. Except as may be provided by our Board in setting the terms of classified or reclassified shares, our Common Shares will have no preemptive, exchange, conversion, appraisal or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract and except that, in order to avoid the possibility that our assets could be treated as “plan assets,” we may require any person proposing to acquire Common Shares to furnish such information as may be necessary to determine whether such person is a benefit plan investor or a controlling person, restrict or prohibit transfers of such shares or redeem any outstanding shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board. In the event of our liquidation, dissolution or winding up, each share of our Common Shares would be entitled to share pro rata in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Subject to the rights of holders of any other class or series of shares, each share of our Common Shares will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. Except as may be provided by the Board in setting the terms of classified or reclassified shares, and subject to the express terms of any class or series of preferred shares, the holders of our Common Shares will possess exclusive voting power. There will be no cumulative voting in the election of Trustees. Subject to the special rights of the holders of any class or series of preferred shares to elect Trustees, each Trustee will be elected by a plurality of the votes cast with respect to such Trustee’s election except in the case of a “contested election” (as defined in our bylaws), in which case Trustees will be elected by a majority of the votes cast in the contested election of Trustees. Pursuant to our Declaration of Trust, our Board may amend the bylaws to alter the vote required to elect Trustees.

Class S Shares

Neither the Fund nor the Managing Dealer will charge an upfront sales load with respect to Class S shares; however, if you purchase Class S shares from certain financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 3.50% cap on NAV for Class S shares. Class S shares are subject to a minimum initial investment of $2,500. All subsequent purchases of Class S, except for those made under our distribution reinvestment plan, are subject to a minimum investment size of $500 per transaction. The Managing Dealer can waive the initial or subsequent minimum investment at its discretion.

We pay the Managing Dealer selling commissions over time as a shareholder servicing and/or distribution fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares, including any Class S shares issued pursuant to our distribution reinvestment plan. The shareholder servicing and/or distribution fees are paid monthly in arrears. The Managing Dealer reallows (pays) all or a portion of the shareholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing shareholder services performed by such brokers and will waive shareholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services. In addition to the above payments, the Distribution and Service Plan for Class S specifically recognizes that the Adviser may make payments from its management fee revenue, past profits, or other resources to the Managing Dealer in connection with providing services intended to result in the sale of Class S shares and/or shareholder support services. The Adviser, directly or through the Managing Dealer or one or more affiliates, may pay significant amounts to intermediaries that provide those services. Currently the Board of the fund has authorized such payments for Class S.

Class D Shares

Neither the Fund nor the Managing Dealer will charge an upfront sales load with respect to Class D shares; however, if you purchase Class D shares from certain financial intermediaries, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that they limit such charges to a 1.50% cap on NAV for Class D shares. Class D shares are subject to a minimum initial investment of $2,500. All subsequent purchases of Class D, except for those made under our distribution reinvestment plan, are subject to a minimum investment size of $500 per transaction. The Managing Dealer can waive the initial or subsequent minimum investment at its discretion.

We pay the Managing Dealer selling commissions over time as a shareholder servicing fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class D shares, including any Class D shares issued pursuant to our distribution reinvestment plan. The shareholder servicing fees are paid monthly in arrears. The Managing Dealer reallows (pays) all or a portion of the shareholder servicing fees to participating brokers and servicing brokers for ongoing shareholder services performed by such brokers and will waive shareholder servicing fees to the extent a broker is not eligible to receive it for failure to provide such services.

Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class D shares, (2) through participating brokers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/ brokerage platforms at participating brokers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) by other categories of investors that we name in an amendment or supplement to this prospectus.

In addition to the above payments, the Distribution and Service Plan for Class D specifically recognizes that the Adviser may make payments from its management fee revenue, past profits, or other resources to the Managing Dealer in connection with providing services intended to result in the sale of Class D shares and/or shareholder support services. The Adviser, directly or through the Managing Dealer or one or more affiliates, may pay significant amounts to intermediaries that provide those services. Currently the Board of the fund has authorized such payments for Class D.

Class I Shares

No upfront selling commissions are paid for sales of any Class I shares. Class I shares are subject to a minimum initial investment of $1,000,000, which is waived or reduced by the Managing Dealer to $25,000 or less for certain investors as described below and may be increased or decreased pursuant to agreements with financial intermediaries. Financial intermediaries may be permitted to impose higher or lower investment minimums for purchases made through their platforms. Investors should consult their financial intermediary for more information. All subsequent purchases of Class I, except for those made under our distribution reinvestment plan, are subject to a minimum investment size of $500 per transaction. The Managing Dealer can waive the initial or subsequent minimum investment at its discretion.

No shareholder servicing and/or distribution fees are paid for sales of any Class I shares. However, Class I has adopted a Distribution and Service Plan pursuant to Rule 12b-1 under the 1940 Act that recognizes that the Adviser may make payments from its management fee revenue, past profits, or other resources to the Managing Dealer in connection with providing services intended to result in the sale of Class I shares and/or shareholder support services. The Adviser, directly or through the Managing Dealer or one or more affiliates, may pay significant amounts to intermediaries that provide those services. Currently the Board of the fund has authorized such payments for Class I.

Class I shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class I shares, (2) by endowments foundations, pension funds and other institutional investors, (3) through participating brokers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through transaction/ brokerage platforms at participating brokers, (5) by our executive officers and Trustees and their immediate family members, as well as officers and employees of the Adviser or other affiliates and their immediate family members, and, if approved by our Board, joint venture partners, consultants and other service providers, or (6) by other categories of investors that we name in an amendment or supplement to this prospectus. In certain cases, where a holder of Class S or Class D shares exits a relationship with a participating broker for this offering and does not enter into a new relationship with a participating broker for this offering, such holder’s shares may be exchanged into an equivalent NAV amount of Class I shares. We may also offer Class I shares to certain feeder vehicles primarily created to hold our Class I shares, which in turn offer interests in themselves to investors; we expect to conduct such offerings pursuant to exceptions to registration under the Securities Act and not as a part of this offering. Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests. We may also offer Class I shares to other investment vehicles.

Without limiting the foregoing, the Managing Dealer waives or reduces to $25,000 or less Class I investment minimums for purchases: (1) through fee-based programs, also known as wrap accounts, sponsored by participating brokers or other intermediaries that provide access to Class I shares, (2) through participating brokers that have alternative fee arrangements with their clients to provide access to Class I shares, (3) through transaction/brokerage platforms at participating brokers, (4) by our executive officers and Trustees and their immediate family members, as well as officers and employees of the Adviser or other affiliates and their immediate family members, and, if approved by our Board, joint venture partners, consultants and other service providers, and (5) by other categories of investors that we name in an amendment or supplement to this prospectus. The foregoing categories of investors who are granted waivers or reductions by the Managing Dealer from the Class I investment minimums include investors described in the foregoing sentence who make purchases for eligible retirement plans and IRAs. Waivers and reductions are subject to the terms and conditions of agreements that the Managing Dealer enters into with participating intermediaries, as applicable.

Other Terms of Common Shares

We will cease paying the shareholder servicing and/or distribution fee on the Class S shares and Class D shares on the earlier to occur of the following: (i) a listing of Class I shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including the shareholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. In addition, as required by exemptive relief for which we have applied to allow us to offer multiple classes of shares, at the end of the month in which the Managing Dealer in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and shareholder servicing and/or distribution fees paid with respect to any single share held in a shareholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such share (or a lower limit as determined by the Managing Dealer or the applicable selling agent), we will cease paying the shareholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such shareholder’s account. We may modify this requirement if permitted by applicable exemptive relief. At the end of such month, the applicable Class S shares or Class D shares in such shareholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S or Class D shares. In addition, immediately before any liquidation, dissolution or winding up, each Class S share and Class D share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.

Preferred Shares

This offering does not include an offering of preferred shares. However, under the terms of the Declaration of Trust, our Board may authorize us to issue preferred shares in one or more classes or series without shareholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares. We do not currently anticipate issuing preferred shares in the near future, including within the first year after the effective date of this prospectus. In the event we issue preferred shares, we will make any required disclosure to shareholders. We will not offer preferred shares to the Adviser or our affiliates except on the same terms as offered to all other shareholders.

Preferred shares could be issued with terms that would adversely affect the shareholders, provided that we may not issue any preferred shares that would limit or subordinate the voting rights of holders of our Common Shares. Preferred shares could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred shares will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to common shares and before any purchase of common shares is made, such preferred shares together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred shares, if any are issued, must be entitled as a class voting separately to elect two Trustees at all times and to elect a majority of the Trustees if distributions on such preferred shares are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred shares (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred shares would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

The issuance of any preferred shares must be approved by a majority of our Independent Trustees not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Limitation on Liability of Trustees and Officers; Indemnification and Advance of Expenses

Delaware law permits a Delaware statutory trust to include in its declaration of trust a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Our Declaration of Trust provides that our Trustees will not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a trustee to the fullest extent permitted by Delaware law. Our Declaration of Trust provides for the indemnification of any person to the full extent permitted, and in the manner provided, by Delaware law. In accordance with the 1940 Act, we will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Pursuant to our Declaration of Trust and subject to certain exceptions described therein, we will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Trustee or officer of the Fund and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a Trustee or officer of the Fund and at the request of the Fund, serves or has served as a trustee, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each such person, an “Indemnitee”), in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

We will not indemnify an Indemnitee against any liability or loss suffered by such Indemnitee unless (i) the Fund determines in good faith that the course of conduct that caused the loss or liability was in the best interest of the Fund, (ii) the Indemnitee was acting on behalf of or performing services for the Fund, (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is a Trustee (other than an Independent Trustee), officer, employee, controlling person or agent of the Fund, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Trustee, and (iv) such indemnification or agreement to hold harmless is recoverable only out of assets of the Fund and not from the shareholders.

In addition, the Declaration of Trust permits the Fund to advance reasonable expenses to an Indemnitee, and we will do so in advance of final disposition of a proceeding (a) if the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund, (b) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Fund acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) upon the Fund’s receipt of (i) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Fund and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the standard of conduct was not met.

Delaware Law and Certain Declaration of Trust Provisions

Organization and Duration

We were formed in Delaware on March 23, 2022. We have no fixed term and will remain in existence until dissolved in accordance with our Declaration of Trust or pursuant to Delaware law.

Purpose

Under the Declaration of Trust, we are permitted to engage in any business activity that lawfully may be conducted by a statutory trust organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.

Our Declaration of Trust contains provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. Our Board may, without shareholder action, authorize the issuance of shares in one or more classes or series, including preferred shares; our Board may, without shareholder action, amend our Declaration of Trust to increase the number of our Common Shares, of any class or series, that we will have authority to issue; and our Declaration of Trust provides that, while we do not intend to list our shares on any securities exchange, if any class of our shares is listed on a national securities exchange, our Board will be divided into three classes of Trustees serving staggered terms of three years each. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Sales and Leases to the Fund

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, except as otherwise permitted under the 1940 Act, we may not purchase or lease assets in which the Adviser or any of its affiliates have an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders in a prospectus or in a periodic report; and (b) the assets are sold or leased upon terms that are reasonable and fair to us and at a price not to exceed the lesser of cost or fair market value as determined by an independent expert. However, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for us, or the completion of construction of the assets, so long as all of the following conditions are met: (i) the assets are purchased by us at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired will be treated as belonging to us; and (iii) there are no other benefits arising out of such transaction to the Adviser apart from compensation otherwise permitted by the Omnibus Guidelines, as adopted by the North American Securities Administrators Association.

Sales and Leases to our Adviser, Trustees or Affiliates

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, we may not sell assets to the Adviser or any of its affiliates unless such sale is approved by the holders of a majority of our outstanding Common Shares. Our Declaration of Trust also provides that we may not lease assets to the Adviser or any affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the shareholders in a prospectus or in a periodic report; and (b) the terms of the transaction are fair and reasonable to us.

Loans

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, except for the advancement of indemnification funds, no loans, credit facilities, credit agreements or otherwise may be made by us to the Adviser or any of its affiliates.

Commissions on Financing, Refinancing or Reinvestment

Our Declaration of Trust provides that, unless otherwise permitted by the 1940 Act or applicable guidance or exemptive relief of the SEC, we generally may not pay, directly or indirectly, a commission or fee to the Adviser or any of its affiliates in connection with the reinvestment of cash available for distribution, available reserves, or the proceeds of the resale, exchange or refinancing of assets.

Lending Practices

Our Declaration of Trust provides that, with respect to financing made available to us by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser may not impose a prepayment charge or penalty in connection with such financing and the Adviser may not receive points or other financing charges.

Number of Trustees; Vacancies; Removal

Our Declaration of Trust provides that the number of Trustees will be set by our Board in accordance with our bylaws. Our bylaws provide that a majority of our entire Board may at any time increase or decrease the number of Trustees. Our Declaration of Trust provides that the number of Trustees generally may not be less than three. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by our Board in setting the terms of any class or series of preferred shares, pursuant to an election under our Declaration of Trust, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy will serve for the remainder of the full term of the Trustee for whom the vacancy occurred and until a successor is elected and qualified, subject to any applicable requirements of the 1940 Act. Independent Trustees will nominate replacements for any vacancies among the Independent Trustees’ positions.

Our Declaration of Trust provides that a Trustee may be removed without cause upon the vote of a majority of then-outstanding shares.

We have a total of four members of our Board, three of whom are Independent Trustees. Our Declaration of Trust provides that a majority of our Board must be Independent Trustees except for a period of up to 60 days after the death, removal or resignation of an Independent Trustee pending the election of his or her successor. Each Trustee will hold office until his or her successor is duly elected and qualified. While we do not intend to list our shares on any securities exchange, if any class of our shares is listed on a national securities exchange, our Board will be divided into three classes of Trustees serving staggered terms of three years each.

Action by Shareholders

Our bylaws provide that shareholder action can be taken at an annual meeting of shareholders held to consider such matters as may appropriately come before such meeting, at a special meeting of shareholders, or by unanimous consent in lieu of a meeting. The shareholders will only have voting rights as required by the 1940 Act or as otherwise provided for in the Declaration of Trust. Under our Declaration of Trust and bylaws, the Fund holds annual meetings of shareholders to consider such matters as may appropriately come before such meeting. Special meetings of shareholders may be called in the manner provided in the bylaws, including by a majority of the Independent Trustees or the President, and will be limited to the purposes for any such special meeting set forth in the notice thereof. In addition, our Declaration of Trust provides that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the secretary of the Fund to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast not less than 10% of all the votes entitled to be cast on such matter at such meeting. Notice of any special meeting called by such shareholders will be sent to all shareholders within 10 days of the receipt of the written request and the special meeting will be held at the time and place specified in the shareholder request not less than 15 days nor more than 60 days after we are provided notice by such shareholders of the request for a special meeting; provided, however, that if no time or place is so specified in the shareholder request, at such time and place convenient to the shareholder. If there are no Trustees, the officers of the Fund will promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Board may determine or as otherwise provided in the bylaws. These provisions will have the effect of significantly reducing the ability of shareholders being able to have proposals considered at a meeting of shareholders.

With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board or (3) provided that the Board has determined that Trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Declaration of Trust.

Our Declaration of Trust also provides that the following actions may be taken by the shareholders, without concurrence by our Board or the Adviser, upon a vote by the holders of more than 50% of the outstanding shares entitled to vote to:

•
modify the Declaration of Trust;
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remove the Adviser or appoint a new investment adviser;
•
dissolve the Fund; or
•
sell all or substantially all of our assets other than in the ordinary course of business.

The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our Declaration of Trust does not give our Board any power to disapprove shareholder nominations for the election of Trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of Trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Our Adviser may not, without the approval of a vote by the holders of more than 50% of the outstanding shares entitled to vote on such matters:

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amend the Declaration of Trust;
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amend the Advisory Agreement except for amendments that would not adversely affect the rights of our shareholders;
•
except as otherwise permitted under the Advisory Agreement, voluntarily withdraw as our investment adviser unless such withdrawal would not affect our tax status and would not materially adversely affect our shareholders;
•
appoint a new investment adviser (other than a sub-adviser pursuant to the terms of the Advisory Agreement and applicable law);
•
sell all or substantially all of our assets other than in the ordinary course of business; or
•
cause the merger or similar reorganization of the Fund.

Amendment of the Declaration of Trust and Bylaws

Our Declaration of Trust provides that shareholders are entitled to vote upon a proposed amendment to the Declaration of Trust if the amendment would alter or change the powers, preferences or special rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment requires at least a majority of the votes cast by such shareholders at a meeting of shareholders duly called and at which a quorum is present. In addition, amendments to our Declaration of Trust to make our Common Shares a “redeemable security” or to convert the Fund, whether by merger or otherwise, from a closed-end company to an open-end company each must be approved by (a) the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter and (b) the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter upon and following the occurrence of a listing of any class of our shares on a national securities exchange.

Our Declaration of Trust provides that our Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws. Except as described above and for certain provisions of our Declaration of Trust relating to shareholder voting and the removal of Trustees, our Declaration of Trust provides that our Board may amend our Declaration of Trust without any vote of our shareholders.

Actions by the Board Related to Merger, Conversion, Reorganization or Dissolution

The Board may, without the approval of holders of our outstanding shares, approve a merger, conversion, consolidation or other reorganization of the Fund, provided that the resulting entity is a business development company under the 1940 Act. The Fund will not permit the Adviser to cause any other form of merger or other reorganization of the Fund without the affirmative vote by the holders of more than fifty percent (50%) of the outstanding shares of the Fund entitled to vote on the matter. The Fund may be dissolved at any time, without the approval of holders of our outstanding shares, upon affirmative vote by a majority of the Trustees.

Derivative Actions

No person, other than a Trustee, who is not a shareholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of the Fund. No shareholder may maintain a derivative action on behalf of the Fund unless holders of at least ten percent (10%) of the outstanding shares join in the bringing of such action. The requirement for ten percent (10%) of the outstanding shares to join in a derivative action does not apply to claims arising under the federal and state securities laws.

In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Statute, a shareholder may bring a derivative action on behalf of the Fund only if the following conditions are met: (i) the shareholder or shareholders must make a pre-suit demand upon the Board to bring the subject action unless an effort to cause the Board to bring such an action is not likely to succeed; and a demand on the Board shall only be deemed not likely to succeed and therefore excused if a majority of the Board, or a majority of any committee established to consider the merits of such action, is composed of Board who are not “Independent Trustees” (as that term is defined in the Delaware Statutory Trust Statute); and (ii) unless a demand is not required under clause (i) above, the Board must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim; and the Board shall be entitled to retain counsel or other advisers in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the Fund for the expense of any such advisers in the event that the Board determine not to bring such action. For purposes of this paragraph, the Board may designate a committee of one or more Trustees to consider a shareholder demand.

Exclusive Delaware Jurisdiction

Each Trustee, each officer and each person legally or beneficially owning a share or an interest in a share of the Fund (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804I of the Delaware Statutory Trust Statute, (i) irrevocably agrees that any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Fund, the Delaware Statutory Trust Statute or the Declaration of Trust (including, without limitation, any claims, suits, actions or proceedings) to interpret, apply or enforce (A) the provisions of the Declaration of Trust, (B) the duties (including fiduciary duties), obligations or liabilities of the Fund to the shareholders or the Board, or of officers or the Board to the Fund, to the shareholders or each other, (C) the rights or powers of, or restrictions on, the Fund, the officers, the Board or the shareholders, (D) any provision of the Delaware Statutory Trust Statute or other laws of the State of Delaware pertaining to trusts made applicable to the Fund pursuant to Section 3809 of the Delaware Statutory Trust Statute I (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Statutory Trust Statute or the Declaration of Trust relating in any way to the Fund (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds or (z) are derivative or direct claims), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such claim, suit, action or proceeding is improper, (iv) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (iv) hereof shall affect or limit any right to serve process in any other manner permitted by law and (v) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. Nothing disclosed in this section will apply to any claims, suits, actions or proceedings asserting a claim brought under federal securities laws or state securities laws.

Restrictions on Roll-Up Transactions

In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, we will obtain an appraisal of all of our properties from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with us and must be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by us, who is qualified to perform such work. Our assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of our assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for our benefit and the benefit of our shareholders. We will include a summary of the appraisal, indicating all material assumptions underlying the appraisal, in a report to the shareholders in connection with the proposed roll-up transaction. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal will be filed with the SEC and the states as an exhibit to the registration statement for the offering.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to the shareholders who vote against the proposal a choice of:

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accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

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one of the following:
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remaining as shareholders and preserving their interests in us on the same terms and conditions as existed previously; or
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receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed roll-up transaction:

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which would result in shareholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in the charter, including rights with respect to the election and removal of Trustees, annual and special meetings, amendments to the charter and our dissolution;
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which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of Common Shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;
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in which shareholders’ rights to access to records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in the charter;
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in which we would bear any of the costs of the roll-up transaction if the shareholders reject the roll-up transaction; or
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unless the organizational documents of the entity that would survive the roll-up transaction provide that neither its adviser nor its managing dealer may vote or consent on matters submitted to its shareholders regarding the removal of its adviser or any transaction between it and its adviser or any of its affiliates.

Access to Records

Any shareholder will be permitted access to all of our records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Under the Delaware Statutory Trust Statute, our shareholders are entitled to inspect and copy the following corporate documents: (i) our charter; (ii) our bylaws; (iii) a current list of shareholders; and (iv) information regarding our business and financial condition. A shareholder may also request access to any other corporate records, which may be evaluated solely in the discretion of our Board. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and business telephone numbers of our shareholders, along with the number of Common Shares held by each of them, will be maintained as part of our books and records and will be available for inspection by any shareholder or the shareholder’s designated agent at our office. The shareholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any shareholder who requests the list within ten days of the request. A shareholder may request a copy of the shareholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to voting rights and the exercise of shareholder rights under federal proxy laws. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the shareholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).

A shareholder may also request access to any other corporate records. If a proper request for the shareholder list or any other corporate records is not honored, then the requesting shareholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a shareholder will not have the right to, and we may require a requesting shareholder to represent that it will not, secure the shareholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting shareholder’s interest in our affairs. We may also require that such shareholder sign a confidentiality agreement in connection with the request.

Reports to Shareholders

Within 60 days after each fiscal quarter, we will distribute our quarterly report on Form 10-Q to all shareholders of record. In addition, we will distribute our annual report on Form 10-K to all shareholders within 120 days after the end of each calendar year, which must contain, among other things, a breakdown of the expenses reimbursed by us to the Adviser. These reports will also be available on our website at fidcredit.com and on the SEC’s website at www.sec.gov.

Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information, or documents, electronically by so indicating on your subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically. If you invest in our shares through a financial adviser or a financial intermediary, such as a broker-dealer, and such adviser or intermediary delivers all or a portion of the reports above, any election with respect to delivery you have made with such financial adviser or intermediary will govern how you receive such reports.

Conflict with the 1940 Act

Our Declaration of Trust provides that, if and to the extent that any provision of Delaware law, or any provision of our Declaration of Trust conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.